UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  April 29, 2005

(Date of earliest event reported)

Specialty Laboratories, Inc.
(Exact name of registrant as specified in its charter)

California	001-16217	95-2961036
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

27027 Tourney Road, Valencia, California	91355
(Address of Principal Executive Offices)	(Zip Code)

(661) 799-6543
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                 Entry into a Material Definitive Agreement

On May 3, 2005 Specialty Laboratories, Inc. (the “Company”) entered into an employment agreement (“Employment Agreement”) with Victoria DiFrancesco to serve as the Company’s Senior Vice-President, Sales and Marketing effective on or before June 1, 2005.  Under the terms of the Employment Agreement, Ms. DiFrancesco will receive a base salary of $235,000, payable bi-weekly.  In addition, Ms. DiFrancesco is eligible for an annual incentive bonus, at the discretion of the Company’s Board of Directors, of up to 75% of her base salary, based on the Company’s financial performance and Ms. DiFrancesco’s achievement of management targets and goals to be set by the Board.  Under the Employment Agreement, Ms. DiFrancesco is also guaranteed a bonus of $58,750 for fiscal year 2005.  In addition, upon formal approval by the Company’s Board of Directors, Ms. DiFrancesco will be granted an option to purchase 160,000 shares of the Company’s common stock, with a grant date and exercise price to be determined by the Board.

Item 5.02                                                 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 29, 2005, Kevin R. Sayer informed the Company that he would resign as chief financial officer effective May 16, 2005.  Mr. Sayer stated that his resignation was based on his desire to pursue other business endeavors.  To the knowledge of the Company’s Board of Directors and executive officers, Mr. Sayer’s departure was not due to any disagreement with the Company’s operations, policies or practices.

On May 3, 2005, Kevin Johnson, currently the Company’s controller, was appointed as Vice-President of Finance, and upon Mr. Sayer’s departure, Mr. Johnson will oversee the Company’s financial and accounting functions.

Mr. Johnson, age 34, is a certified public accountant and has served as the Company’s controller since May 2004.  Prior to his current position with the Company, Mr. Johnson served as the director of finance at Medtronic MiniMed from 2001 through 2003, and as assistant controller and controller from 1996 through 2001.  He also served as a Senior Audit Accountant at Deloitte & Touche from 1993-1995.  Mr. Johnson obtained his B.A. degree in business economics from the University of California, Santa Barbara in 1992.

The Company has an agreement in place with Mr. Johnson, dated July 23, 2004, pursuant to which the Company has agreed to pay Mr. Johnson an amount equivalent to six months of his base salary in the event that he is terminated by the Company without cause.  In addition, on February 21, 2005 the Company entered into an incentive-retention agreement with Mr. Johnson, under which if he is still employed by the Company on February 20, 2006, the Company will pay him a $65,000 incentive bonus in a lump sum.  In the event Mr. Johnson resigns, or is terminated for cause, prior to February 20, 2006, he will not be entitled to receive the incentive bonus.  If he is involuntarily terminated other than for cause prior to February 20, 2006, he will not receive the incentive bonus, but instead he will receive the severance protection payments under his July 23, 2004 agreement with the Company.

On May 3, 2005, the Company notified Mark R. Willig, the Company’s Senior Vice-President, Sales & Marketing that his employment with the Company was being terminated effective May 3, 2005.  Mr. Willig’s termination was without cause, and pursuant to Section 7 of his employment agreement with the Company, Mr. Willig will receive approximately $211,639, representing the equivalent of nine months of his base salary and an amount equivalent to nine months of payments for health care insurance continuation under COBRA.

Also on May 3, 2005, the Company appointed Victoria DiFrancesco, age 49, as the Company’s new Senior Vice-President, Sales and Marketing, effective on or before June 1, 2005.  Ms. DiFrancesco previously served as Vice President, Hospital Sales and Marketing of Quest Diagnostics from 2002 through 2003, and various sales positions, including Executive Vice-President of Sales, at American Medical Laboratories, Inc. from 1997-2002.

Item 7.01                                                 Regulation FD Disclosure

On May 3, 2005, the Company issued a press release announcing the resignation of Mr. Sayer as chief financial officer of the Company, the termination of Mr. Willig as Senior Vice-President, Sales & Marketing, and the appointment of Victoria DiFrancesco as the new Senior Vice-President, Sales & Marketing.  The press release is attached as Exhibit 99.1 to this report.

Limitation on Incorporation by Reference:  In accordance with General Instruction B.2 of Form 8-K, the information in this report is furnished under Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01                                                 Financial Statements and Exhibits

(c)                                  Exhibit.                                 The following document is filed as an exhibit to this report.

99.1                           Press Release dated May 3, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 3, 2005

SPECIALTY LABORATORIES, INC.

By:	/s/ Nicholas R. Simmons
Nicholas R. Simmons
Senior Vice-President & General Counsel

EXHIBIT INDEX

The following document is filed as an exhibit to this report:

Exhibits

99.1                           Press Release dated May 3, 2005